Exhibit 99.1

Coronado Q1 Investor Call

Operator

Thank you for standing by and welcome to the Coronado Global Resources first quarter investor call. All participants are in a listen only mode. There will be a discussion of results from the CEO and CFO followed by a question and answer session. If you wish to ask a question, you will need to press the star key followed by the number 1 on your telephone keypad. I would now like to hand the conference over to Andrew Mooney, head of Investor Relations, Treasury and Business Development. Please go ahead.

Andrew Mooney

Thank you, operator and thank you everyone for joining Coronado's first quarter investor call. Today, we released our quarterly report to the ASX and the SEC in which we outline our production and sales volumes, as well as other key information related to our safety and financial performance. A more detailed outline of our financial position and results will be released to the market on the 10th of May with our Form 10Q earnings release. Today, I'm joined by our Managing Director and CEO, Gerry Spindler, and Group CFO, Gerhard Ziems. Within our report, you will see our notice regarding forward looking statements and reconciliations of certain non-US GAAP financial measures. We encourage you to review these statements in conjunction with our other filings with the ASX and SEC. I also remind everyone that Coronado quotes all numbers in US dollars and metric tonnes, unless otherwise stated. With that, I will now hand over to Gerry.

Gerry Spindler

Thank you, Andrew. The first quarter of 2022 was a quarter marked by a series of records for Coronado. We achieved record safety results in our US operations, record group revenues, record realised pricing and record liquidity. In addition, Coronado completed the first quarter with higher run of mine production, higher saleable production and higher sales volumes than the prior quarter. We also completed the distribution to shareholders of our 2021 declared dividend in April with the company remaining in a net cash position, post payment. Coronado was one of the first pure play coal operators in the world to return to a net cash position following the impacts of COVID-19 and a lower price cycle. We reported a positive net cash position at our 31 December, 2021 results and we continued to build that balance month on month. Our balance sheet is strong and we are delivering on our capital management plans as promised.

Given our strong financial position, today I am pleased to announce plans to initiate a fixed dividend to shareholders as part of Coronado's distribution policy. Coronado expects to declare and distribute a half a cent US per CDI, biannually to shareholders, a cent per CDI annually. While modest, the implementation of a fixed dividend component to the company's dividend policy reflects Coronado's confidence in its enhanced balance sheet, improved liquidity and the strengths of the coal markets, as well as its recent ratings upgrade. In setting our dividend policy, we aim to deliver stockholder returns while maintaining flexibility to pursue our strategic initiatives within prudent capital structure. Free cash flow at the discretion of our Board of Directors will be available for additional stockholder returns through special dividends and share buybacks as part of our broader capital management strategy. We believe this announcement provides greater certainty for shareholders on future distributions and fits within our existing policy to distribute 60-100% of free cash flow each year.

Before we elaborate on our production and financial numbers, I will provide an overview of our first quarter safety results. I am pleased to advise that reportable rates in both Australia and the US reflect improvements compared to the same period in the prior year and continue to remain below the relevant industry averages in Australia the 12 month rolling average Total Reportable Injury Frequency Rate at 31 March was 3.26, compared to a rate of 8.92 at the end of March, 2021, reflecting a 62% year on year improvement. In the US the 12 month rolling average Total Reportable Incident Rate was 1.97 compared to a rate of 2.81 in the prior year, reflecting a 30% year on year improvement. Quarterly safety statistics for the US operations were the lowest in Coronado history. And in addition, the US operations recorded no Lost Time Injuries in the first quarter, a substantial and laudable achievement.

New and revised health and safety initiatives across all Coronado operations continued to be implemented quarterly. In Australia, the implementation of fatal hazard and critical control verification programs have commenced, health leadership programs are in place. Contractor management alignment to Coronado’s safety health management system has occurred. Effectiveness audits have taken place and the development of a health and hygiene standard are among several initiatives implemented in recent times in Australia. In the US, the impacts on our workforce from COVID-19 are dissipating and greater workforce availability is occurring. This has allowed for greater in-person training in the quarter resulting in 8,000 hours of discretionary training that has helped set solid expectations for new hires and articulate Coronado's safety culture and focus.

Today, I would also like to congratulate the workforce at our Logan complex. Specifically, the Lower War Eagle, Eagle #1, Muddy Bridge, Construction Crew and Saunders Preparation Plant divisions, for being awarded the West Virginia Holmes Safety Association Awards for excellent safety performance in 2021. In addition, our Logan General Manager has been nominated to receive from the West Virginia Office of Miners Health and Safety, the Directors Special Recognition Award.

Turning to production, the group finished the first quarter with Run of Mine coal production, saleable production and sales volumes all higher than the prior quarter. ROM coal production for the group was 6.7 million tonnes, 5% higher than the December quarter. Run of Mine production from Curragh of 3.5 million tonnes and from the US operations of 3.2 million tonnes were 3.9% and 6.3% higher respectively, compared to the prior quarter. Saleable production for the group of 4.2 million tonnes was 3.5% higher than the December quarter. March quarter saleable production from Curragh of 2.7 million tonnes was 2.9% higher than the December quarter. Curragh also moved 42.6 million bank cubic metres of waste, a 10% increase on the prior quarter. The commencement of the 7th fleet at the Curragh Main mining area has occurred with a priority focus on waste removal.

The US operations saleable production of 1.6 million tonnes, was 4.9% higher than the December quarter due to greater labour availability, as the impacts from COVID-19 dissipate. The production increases in the US operations occurred despite three days of planned downtime for maintenance work at the Buchanan mind to improve hoisting capacity.

March quarter sales volumes for the Group were 4.4 million tonnes, 1.4% higher than the December quarter. Sales from Curragh of 2.8 million tonnes were consistent with the prior quarter and sales from the US were 1.6 million tonnes up nearly 5% on the prior quarter. Curragh’s focus for the June quarter and the remainder of 2022 is to continue implementing the One Curragh Plan to drive operational performance to the mine plan, thereby ensuring greater coal availability. Production rates for the mine are weighted to the second half of the year with an elevated focus on waste removal and box cut works in the first half, to improve dragline strike length, and decongest the mine. Planned maintenance activities to one of Curragh’s draglines and the CHPP are planned for the June quarter. Highwall mining activities are scheduled for the second half of the year.

The focus for US operations is to continue to optimise production levels, to meet the strong demand and continue to take advantage of the heightened price environment. Compared to other Met Coal producers, Coronado maintains the competitive advantage given its geographical diversification and the ability to access the Chinese market combined with the heightened interest from European steel mills due to the Russian Ukraine conflict.

I'll now hand over to Gerhard to talk to our financial position and market outlook.

Gerhard Ziems

Thank you, Gerry, and good day everybody on the line. Coronado delivered record revenues in the March quarter. Group revenues of $947 million were up 22% compared to the previous record December quarter; 95.2% of all Group revenues in the quarter were generated from Met Coal sales. Coronado also achieved a Group record of realised Met Coal pricing in the quarter. The average realised Met Coal price was $266 per tonne, up 24% compared to the December quarter. The average realised price reflects a mixture of all FOB, FOR and domestic sales in the quarters across all grades of Met Coal sold. We also note that given the majority of our US coal is sold on an FOR basis, if you convert it to an FOB basis for better comparisons to peers, seaborne Met Coal realisation would be approximately US$40-50 per tonne higher, after taking the rail to port component into consideration.

And as Gerry mentioned earlier, Coronado was one of the first pure play coal companies to return to a net cash position, following the recent low-price cycle and we continue to remain so. Coronado's net cash position at the end of March was US$257 million. At 31st March, Coronado maintained a record closing cash balance of $571 million and available liquidity of $671 million. In April, Coronado completed the payment of its full year 2021 dividend to shareholders. The total dividend paid of US$151 million was fully funded from available cash and Coronado remains in a net cash position post distribution. After payment of the dividend Coronado has returned US$871 million to shareholders since the IPO in 2018. On the 31st of March and 8th of April respectively, both S&P and Moody’s raised their corporate credit ratings for Coronado and additionally raised their ratings on our senior secured notes. Coronado's corporate credit rating from S&P is now B+ and from Moody’s it's B1.

First quarter capital expenditure for the group was US$40 million up 79% compared to the first quarter of 2021. Full year 2022 capital expenditure is expected to be higher than 2021 as per our previous guidance. The Group is undertaking capital works to increase production rates in the second half of 2022, and then future years from both Australia and the US. And in relation to our costs, first quarter mining costs per tonne sold for the Group was $76.3 per tonne, higher mining costs per tonne are primarily attributed to inflationary pressures, the commencement of the 7th Fleet at Curragh Main, they are focused on pre-strip activity, so we have some additional pre-strip here, about 10% more than last year, and the undertaking of identified maintenance activities at Buchanan.

Despite all the increases, the company expects full year costs to be within the market guidance range of $69-70 per tonne, as production levels are weighted to the second half of 2022 in Australia, just highlighted. On coal markets, the Russia-Ukraine conflict pushed seaborne Met Coal prices to the highest level in history with Premium Low Vol Australian benchmark price reaching US$670 per tonne in March. And on the back of continued strong demand and the conflict in Europe, the average benchmark price index for the March quarter increased 32% over the prior quarter. As I mentioned earlier, Met Coal prices and revenues for shipments from our US and Australian operations, reached record levels during the quarter and they remain elevated due to strong global demand and the disrupted Russian coal supply. Let me highlight here that Russia owns about 30% of global PCI and about 15% of global Met Coal supply. Due to our seaborne coal contracts in general, being on a three-month lag basis, we expect our June quarter to improve further.

Despite the ongoing market uncertainty and tight supply Met Coal prices have fallen from their mid-March record highs but have maintained at levels more than double historical averages. COVID-19 lockdowns in China have also led to disruptions to logistics along the steel value chain, including supply of steel to end users, as well as supplier of raw materials to steel mills, lowering domestic steel and Met Coal demand in the short term. Coronado Met coal remains in high demand. Our high-quality products from unique geographical diversification allows us to ship product into China from all US operations while the embargo on Australian sourced coal into China continues. Additionally, we are experiencing heightened requests for Met Coal from existing and new European customers. I’ve just highlighted that's just as a result of the conflict in Europe and Russia’s contribution to the seaborne market.

Coronado expects Met Coal demand to continue to be positive in 2022 matched by improved supply from both Australia and Mongolia. Prices are expected to moderate from their current highs, but remain supported by continued strong Met Coal demand, trade constraints with respect to China and Russia and high energy costs benefiting thermal coal prices providing support and a floor to Met Coal prices.

I will now provide some commentary on our capital management plans and distribution policy. Coronado as in the past, has committed to a balanced capital management plan. That involves four key aspects. Number one, maintaining a strong balance sheet. Number two, pursuing organic growth opportunities. Number three, pursuing accretive inorganic growth opportunities and number four, distributions to shareholders. Given our current robust financial position, Coronado today is announcing its plans to initiate a biannual fixed dividend of half a US cent per CDI, equating to 1 cent per CDI per annum. The company expects to distribute fixed dividend payments following the release of Coronado’s half year and full year results in accordance with the acceptable timelines as required by the ASX. The payment of the fixed dividend will be in addition to a biannual variable dividend, which will continue to be based on our distribution policy to pay between 60 and hundred percent of free cash flow per annum. The fixed dividend as announced today is a component of this existing distribution policy. Coronado’s variable dividend may take the form of cash dividend, share buybacks and other distributions. All distributions, either fixed or variable are subject to amongst other matters, the Board’s discretion, of course, just need to highlight this and dividends, including fixed dividends, will initially remain unfranked until sufficient franking credits are accumulated by the company.

I will now hand back to the operator to take any questions.

Operator

Thank you. If you wish to ask a question, please press star 1 on your telephone and wait for your name to be announced. If you wish to cancel your request, please press star 2. And if you're on a speakerphone, please pick up the handset to ask your question. Your first question comes from Paul Young from Goldman Sachs, please go ahead

Paul Young, Goldman Sachs

Good morning, Gerry and Gerhard. Thanks for the call. First question is on Curragh. Can you just step through just high level, what the One Curragh Plan is? And then also just to confirm that the guidance for Curragh this year in saleable coal production is still 12 million tonnes. And if that is the case, what does that imply for the second half run rate? Thank you.

Gerry Spindler

The first of all, the One Curragh Plan, which has been instituted by Doug Thompson is, of course, complicated in its detail, so I'll try to do justice and brush over the high points. As you know, Curragh is managed through a number of contractors and the One Curragh Plan is a way of coordinating and organising the efforts of the contractors in a way that has never really been done before, but has promised distinct and significant benefits in efficiency in contractor coordination. The contractors are in fact, communicating with each other and communicating with us and we with them and adherence to a mine plan, which is reviewed and cleared with every contractor is key to the success of this arrangement. We're very pleased with the results so far. I am; I know Doug should be, and I think that this is frankly, a breakthrough step in establishing Curragh as the efficient mine it should be.

The production rates for the rest of the year do bring us to a little over 12 million tonnes of production for the year and this of course, implies that the third and fourth quarter are the significant quarters that bring in the coal, there's significant coal released in those quarters. I won't give guidance to the exact amount, but the second quarter will remain about the same as the first quarter, and the third quarter would be significantly higher with the fourth quarter, a little higher yet.

Paul Young

Okay. Thank, thanks, Gerry. Maybe turning to the Met Coal market and just fascinating, of course, and tragic at the same time what's happening with the Russian coal situation. They export about 20 million tonnes of PCI per annum, most that goes to Europe. With your discussions with European steel mills, what are they telling you as far as what product from Russia is actually flowing into Europe at the moment?

Gerhard Ziems

Yeah, let me let me respond specifically, Europe imports about 10% of Met Coal from Russia and 30% of PCI, 30% of their kind of overall PCI consumption comes out of Russia, so it's profound that's coming out of Europe. Paul, as you may know, the European Union’s embargo on Russian coal comes into effect only in August. So we don't really see that embargo yet. So that will put more pressure, and will give the Met Coal prices more support. One other thing that is really important to highlight. I mentioned that in my speech a little bit, that thermal coal prices are, but PCI relativity is to the low volatile benchmark has increased. Where normally PCI sits at about 70-73% to the benchmark. It now sits at 92% reflecting exactly what I said, Russia owns 30% of global Met Coal supply and part of that goes into Europe.

Paul Young

Yeah, thanks Gerhard. Last question. Again, interested in the rank of a capital allocation with inorganic opportunities, sort of sitting - value accretive, inorganic opportunities sitting above returns to shareholders. There's a lot of noise, of course, in the market at the moment with respect to potential additional, large open cut investments in the Bowen Basin, potentially being announced or, you know, processes run. From a balance sheet standpoint, Gerhard, where do, where do you think you need to get your net cash position to, so you're in a position to really have a hard look at some of these higher quality sort of open cuts that might come to market.

Gerhard Ziems

No, look, I think our balance sheet is already quite strong, you know, so, I mean, when we look at it, our net cash position, and to be quite honest, we now have a dividend, you know, we are in a very, very strong net cash position. I think that's one aspect, but there's other means where you can look at in inorganic growth or organic growth. So I think we are already very strong, it always depends on the things you look at, Paul.

Paul Young

Yep. Understood. Yep. Gerry, please.

Gerry Spindler

Let me add to that, that the opportunities for organic growth will be internally funded. And right now, obviously in this kind of market, good buys are hard to find. As we've said, there's no such thing as a good buy on a bad property, and we're not going to hold a war chest or a hope chest, just in case something comes along, so it will be available for distribution.

Paul Young

Right, that is clear. Thank you. I'll pass it on.

Operator

Thank you. Your next question comes from Sam McGovern from Credit Suisse, please go ahead.

Sam McGovern, Credit Suisse

Hey guys. Good evening, just with regard to the bonds. You guys obviously had the tender during the first quarter as part of your dividend that you planned. I think coming up in May the year resets where you can then claw 10% you know, at a price meaningfully below where the bonds trade currently. Do you guys plan to exercise that in the second quarter, or do you expect that is more like a third quarter thing, or is that not something you're contemplating at this time?

Gerhard Ziems

Yeah, look, Sam, we adjusted 10% of the bonds in November and we need to pass 12 months until we can do the second tranche of another 10%. And yes, that's definitely an option for us to buy another US$35 million back out of the bonds.

Sam McGovern

That's great, thanks so much. I'll pass on.

Operator

Thank you. Your next question comes from Chen Jiang from Bank of America, please go ahead.

Chen Jiang, Bank of America

Good morning, Gerry and Gerhard. Thank you. Just a few questions from me, please. Just a follow up post question for the Russia and Ukraine situation. Just wonder are there any opportunities from your US operations or from Curragh of selling to Europe. Thank you. That's the first question.

Gerhard Ziems

Yeah. In general, what you see across the market, including us, there's increased demand out of Europe for Met Coal, and that's quite profound even days before this conflict started. I think on previous calls, I mentioned that we received a number of phone calls from customers, existing customers and customers we haven't heard from before. So there is increased demand out of Europe. As China has at the moment, retreated from the market, China is very quiet at the moment and you can see that and that's also reflected in the relatively low CFR China price, obviously supporting the current price. So yes, you would see a lot of diversion away from China right now, in the market from all Met Coal producers, including us.

Chen Jiang

Right. Thanks for that. Second question in regards to the change of dividend policy, US 1 cent per CDI, inclusive of your current dividend policy. It seems immaterial by comparing the free cash flow per share. I’m just wondering what's the rationale of doing that, because by looking at the absolute amount compared with the free cash flow per share, it seems not going to move the needle. Thank you.

Gerry Spindler

It is an expression of the confidence we have in the strength of the balance sheet and frankly, the durability of our current operating circumstance. We don't make a commitment for a permanent dividend lightly, and in doing so, we have to accommodate foreseeable vagaries in the market. And we want to communicate to the market, our confidence that even with a fluctuating market, even with considerable backwardation and coal prices, as you look out five years, we believe we have an operating structure and a balance sheet that supports the kind of permanence that you see in this dividend.

Chen Jiang

Okay. Thanks for that, Gerry. Last question, just on your costs. We've seen most of the miners for their March quarter, they either increased the costs guidance or their cost is above the guidance. I'm just wondering what kind of cost pressure for your Australian operations at Curragh and US operations, what kind of cost pressure you experience the most? Is that from diesel or from labour? Have you experienced, any labour shortage from US and from Curragh et cetera, or just generally speaking, just raw material pressure. Thank you.

Gerhard Ziems

Yeah, let me highlight here also that our costs are only marginally higher than budget, where we reflected inflation in budget in Quarter 1 2022. The important one here is really production is weighted to the second half of the year. So we should expect costs to come back within the guidance range of US$69 to 71 per tonne. We have had some Quarter 1 issues, inflation, we pointed it out. Absolutely, probably higher inflation than anticipated, particularly in fuel, but also other consumables and other supplies. We also had the commencement of the 7th Fleet at Curragh, that was focused on waste removal and profoundly more than last year. We had three days downtime at Buchanan to improve our hoisting capabilities. And yeah, in general Curragh’s waste movement in Quarter 1 versus Quarter 4, as an example, was 10% higher. So these are all impacts on costs. So it's not, you know, given all of this, I would say yes, we are within the guidance range for the full year.

Chen Jiang

Okay. Thanks. Thanks for that. I'll pass down. Thank you.

Operator

Thank you. Your next question comes from Tony Mitchell from Ord Minnett. Please go ahead.

Tony Mitchell, Ord Minnett

My question's been answered, but I'd just like to know what's your opinion on thermal prices going forward?

Gerhard Ziems

Thermal, yeah. Look, I mean, you can see the high prices right now. I mean, it's contrary to what the market would like to see. I mean, prices are 5, 6 times higher than this time last year and a lot of that is driven also by what we see in Europe. But you can see, you know, without getting political here, there's no point, but the previous concept of outsourcing fossil fuel production to Russia has failed. It's a failed concept and the European Union and the UK and the US, they all haven't embarked on that concept to improve their new statistics, if you like and outsource lot of fossil fuel production to Russia, that's a failed concept. And therefore, you see now that reversing and you see a lot of European countries, including Germany, increasing their own coal production where they can, and if not importing more out of Australia. And therefore, I guess we are going to see some support for thermal coal, for the time being, for the next foreseeable future.

It's also given by the extremely high gas prices we see in the market and that was before the Russia conflict. Russia owns about 18% of global gas that has a further impact on global gas prices. And the higher gas prices are, the higher thermal coal prices are going to be. So we will continue to see a lot of support for thermal coal as well. But look, we are Met Coal producers. We are not looking too much on thermal coal, but that's of course, something we keep an eye on as well.

Tony Mitchell

Thank you very much.

Operator

Thank you. Your next question is a follow up from Paul Young from Goldman Sachs, please go ahead.

Paul Young

…US coal sales, as a percentage of what was domestic versus export, I’m intrigued by, you know, the 2.5 million tonnes or thereabouts of domestic sales for the year. Are they evenly weighted by quarter, or did you actually sell more to domestic steel mills in the quarter, than usual?

Gerry Spindler

We sold about what we expected to. Most of the issues associated with export in the US have been rail issues. And we haven't really from our exposure on the N&W for export, haven't seen too much in the way of disruptions, or reductions and the rail movements domestically from Logan, which is on the CSX have been as expected and fairly regular. So the story for most is that the rail services disrupted particularly the CSX producers, but for export movement, since we're shipping domestically on the CSX, we haven't felt that.

Paul Young

Okay. Right. Thanks for that. Maybe back on the costs for Curragh, and specifically on diesel costs you know, the oil price is up, we can all see $50 a barrel or thereabouts. Just curious as to, you know, how much diesel you do use at Curragh. I know you’ve got the draglines there, but what is, maybe looking for a sensitivity, you know, or what oil price is factored into your cost guidance?

Gerhard Ziems

That’s a lot of detail and I believe I would have to go back to the books, but it's more than 200 million tonnes, they consume at Curragh, diesel that's probably an official number. I’ll leave it there, but look essentially, if the next question would be hedged, you know, I think it's too late for a hedge. It would've been a big bet on the market anyway, but higher diesel prices is all correlated to higher gas prices, correlated to higher thermal coal prices, correlated to higher Met Coal prices. We are in a position where we have got the natural hedge for our fuel costs. So it is, of course, reflected then in costs overall. It would have been nice to keep them low, inflation low, but the whole market is part of this at the moment and we benefit from profoundly higher Met Coal prices as that correlates, somehow.

Paul Young

Thanks. And last one, just more housekeeping actually, just on the capex spend of $40 million you know, below the run rate for the full year to achieve full year guidance of 170 to 190, yet you're doing some box cuts and some capital works at Curragh during the period. How do I square that away, I guess? Does that just mean that you still have some capex in the second half on box cuts, et cetera?

Gerhard Ziems

Yeah. It's still within the guidance range and the there's clearly a ramp up here similar to the production as well, but there's clearly ramp up with what Douglas is doing Curragh. So, yeah, we are comfortable that it is going to hit guidance.

Gerry Spindler

This is a standard phenomenon since we budget on the basis of commitments and they show up in our costs on the basis of expenditures, so you would have this kind of lag.

Paul Young

Accrual versus cash. Got it. Okay. Thanks very much, gents. That's it from me.

Operator

Thank you. Once again, if you wish to ask a question, please press the star key followed by the number 1 on your telephone keypad and wait for your name to be announced. Your next comes from David Baker from Baker Steel. Please go ahead.

David Baker, Baker Steel

Hello. Thanks for taking my call. I'm just looking your revenue seems to be up about $172 million quarter on quarter, and your cash is up $7 million quarter on quarter if I take into account the dividend and your costs, when I look at it, seem to be about $67 million. So I just can't reconcile why your cash is entire, notwithstanding that it's a good number, but I'm a bit lost here.

Gerhard Ziems

I think what you refer to as our cash earnings in the first quarter is impacted by a profound working capital movement and that's just simply a combination of extremely high prices and payment terms. So you’ve got to factor that in.

David Baker

That makes sense. And, and again, I'd reiterate, I think the dividend, you know, although it's nice having this one cent, you know, I'm not convinced it's you know, I think it probably does more harm than good giving half a cent, twice a year. I just think it's silly. I accept that basically, you know, you're trying to send a message, but I think it's a weak message.

Gerry Spindler

I can appreciate that, we have some constraints in our bond structure, our current bond structure, but we've made the statement. We believe it's a firm statement and we'll leave it at that.

David Baker

Thanks. And one other question when you're talking, I think Paul said something about production being something like 12 million tonnes per annum from Curragh, would that be a sellable target or a production target?

Gerry Spindler

Gerhard?

Gerhard Ziems

That’s both. So it's the production at Curragh, so clean tonnes which converts into saleable. So it's both saleable and production.

David Baker

Okay, great. Thanks so much.

Operator

Thank you. There are no questions at this time. I would now like to hand back to Gerry for any closing remarks.

Gerry Spindler

Thank you, and thank you everyone for participating in the call today. Should you have any follow up questions, please reach out to our investor relations team. In closing, Coronado has delivered strong first quarter results and will continue to build on these results in coming quarters. On behalf of the board and executive team, I thank all Coronado employees for their efforts and ensuring our business remains a leading independent producer of steel making coal globally. Thank you.

Operator

Thank you. That does conclude our conference for today. Thank you for participating. You may now disconnect.